U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                               SEC FILE NUMBER
                                                               1-9887

                                                               CUSIP NUMBER
                                                               686079104

                                  (Check One):


            [X]    Form 10-K            [] Form 20-F  [] Form 11-K
            []     Form 10-Q            [] Form N-SAR [] N-CSR

                   For Period Ended: 12/31/03

            []     Transition Report on Form 10-K [] Transition Report on Form
                   20-F [] Transition Report on Form 11-K [] Transition Report
                   on Form 10-Q
            []     Transition Report on Form N-SAR

                   For the Transition Period Ended:

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

-------------------------------------------------------------------------------
Part I -- Registrant Information
-------------------------------------------------------------------------------


         Full Name of Registrant         OREGON STEEL MILLS, INC.

         Former Name if Applicable

         1000 S.W. BROADWAY, STE. 2200
         ------------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

         PORTLAND, OREGON 97205
         ----------------------------
         City, State and Zip Code

-----------------------------------------------------------------
Part II -- Rules 12b-25(b) and (c)
-----------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) /X/

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

-----------------------------------------------------------------
Part III -- Narrative
-----------------------------------------------------------------

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10-K for the year ended December 31, 2003 could not be filed on or prior to the date due because of the complexity and timing of the accounting items involved in the Labor Dispute Settlement and other related matters. The Form 10-K was due on Monday March 15, 2004. The Form 10-K will be electronically filed on March 16, 2004.

-------------------------------------------------------------------------------
Part IV -- Other Information
-------------------------------------------------------------------------------

         (1) Name and telephone number or person to contact in regard to this notification

         Jeff S. Stewart                 (503)      240-5249
--------------------------------------------------------------------------------
             (Name)                   (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                         [X] Yes  [] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions thereof?
                                                         [] Yes   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            OREGON STEEL MILLS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date March 16, 2004                  By:  /s/ Jeff S. Stewart
         -----------------          ----------------------------------
                                         Corporate Controller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
------------------------------------------------------------------------------
                                    ATTENTION
 Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
------------------------------------------------------------------------------